Exhibit 23.2

FAX (303) 623-4258

621 SEVENTEENTH STREET SUITE 1550 DENVER, COLORADO 80293 TELEPHONE (303) 623-9147

Samson Oil & Gas Limited

Level 16, AMP Building

140 St. Georges Terrace

Perth, Western Australia 6000

Ladies and Gentlemen:

We hereby consent to the use of the name Ryder Scott Company, to the inclusion of information taken from the reserve report prepared by us relating to the estimated quantities of Samson Oil & Gas Limited’s proved reserves of oil and gas for the year ended June 30, 2015 in this Form 10-K. We also consent to the incorporation by reference of information from our report in Samson Oil & Gas Limited’s Registration Statements on Form S-3 (No. 333-183327 and No. 333-207306) and Form S-8 (No. 333-173647) and related prospectuses.

Very truly yours,

/S/ RYDER SCOTT COMPANY, L.P.

Denver, Colorado

September 28, 2016